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                                                                    Exhibit 2.3

                               AMENDMENT NO. 1 TO
                            ASSET PURCHASE AGREEMENT

     This Amendment No. 1 to the Asset Purchase Agreement by and between IHS, Sellers and Buyer (each as defined therein), dated as of June 19, 1996 (the "Purchase Agreement") is made this 30th day of July, 1996 by and between the parties to the Purchase Agreement. All terms used but not defined herein shall have the meaning given such terms in the Purchase Agreement.

     WHEREAS, the parties hereto have previously entered into the Purchase Agreement to sell Assets of the Sellers to Buyer;

     WHEREAS, the parties desire to amend the Purchase Agreement to amend the registration rights granted to IHS therein;

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound, agree as follows:


1.   Existing Registration Rights.

     IHS has piggyback registration rights with respect to certain registrations of Buyer common stock, which rights may apply to previously filed registration statements ("Registrations") of Buyer. IHS and Buyer desire to reflect their agreement that the piggyback registration rights of IHS, to the extent they exist, are waived with respect to the Registrations, in exchange for the amendments reflected herein.

2.   Amendment to Section 2.5(a).

     The parties hereby amend Section 2.5(a) of the Purchase Agreement by deleting it in its entirety and replacing it with the following:

     (a) Initial Registration. Unless all of the Buyer Stock has been registered pursuant to the terms of Section 2.5(b), as soon as is reasonably practicable but in any event by December 31, 1996, Buyer will cause to be prepared and filed with the Securities and Exchange Commission (the "Commission") (and will thereafter use its best efforts to have declared effective as soon as possible) an underwritten registration statement of all of the Buyer Stock on Form S-3 or its equivalent and such other documents, including a prospectus, as may be necessary in the opinion of both counsel for Buyer and counsel for the holders of the Buyer Stock in order to comply with the provisions of the Securities Act of 1933, as amended (the "Securities Act"), so as to permit an underwritten public offering and sale by IHS of all or a portion of the Buyer Stock as elected by IHS. Buyer shall give IHS at least



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     30 days notice prior to filing a registration statement. Buyer shall be entitled to select the underwriter or underwriters for such registration statement. In the event that IHS elects, in its sole discretion, to delay or defer the process, or to sell less than all shares of Buyer Stock owned by IHS, IHS may at any time after December 31, 1996 notify Buyer that it desires that the registration process commence or recommence (as the case may be) as to all or any of said shares, and thereupon Buyer shall commence or recommence (as the case may be) such process promptly and shall file within 60 days of the IHS notification (or prosecute the effectiveness of a registration statement if one is on file for IHS) the registration statement and use its best efforts to cause it to become effective as soon as possible. IHS may require Buyer to, and Buyer shall, file up to a total of two such underwritten registration statements during the two year period following Closing under the Purchase Agreement.

3.   Amendment to Section 2.5(b).

     The parties hereby amend Section 2.5(b) of the Purchase Agreement by deleting from the third line of such paragraph the words "on behalf of the Buyer or otherwise" and inserting in its place the following:

     "(i) on behalf of the holders of securities sold by Buyer in a private placement in April 1996 (the "April Holders") pursuant to a demand registration by such April Holders or (ii) any other filing"

and by further amending such section by inserting at the end of such paragraph the following:

     "(except as otherwise set forth in this section). Notwithstanding the foregoing, in the case of a registration statement filed under item (ii), to the extent any underwriter or underwriters for such registration statement shall determine that inclusion of all of the securities proposed to be sold would jeopardize the successful sale of such securities, the shares of Buyer Stock shall be excluded from such registration statement prior to the exclusion of the securities of the April Holders." Buyer represents and warrants that there are no holders of shares of its common stock with registration rights not previously included in a registration statement, other than the April Holders and Counsel Corporation. Counsel Corporation has agreed to not exercise its registration rights in a manner which would adversely affect the registration rights of IHS.

4.   Amendment to Section 2.7(a).

     The parties hereby amend Section 2.7(a) of the Purchase Agreement to reflect that if the registration is an underwritten offering, Buyer shall be required to maintain the effectiveness of an underwritten registration statement only for a reasonable period of time.



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5.   Carve back agreement.

     In the event that the shares of Buyer Stock that IHS proposes to register in a registration under Section 2.5 is carved back or reduced by an underwriter or by the Buyer, IHS shall be entitled to a shelf registration on Form S-3 in accordance with Section 2.5 (as if not amended) covering the number of shares that were subject to the carve back.

     Intending to be legally bound, the parties have executed this amendment as of the date first above written.

                                         For IHS and the Sellers:

                                         INTEGRATED HEALTH SERVICES, INC.



                                         By:_____________________________



                                         For the Buyers:

                                         CAPSTONE PHARMACY SERVICES, INC.



                                         By:_____________________________